Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President – Investor Relations
Atlas Energy, L.P.
(877) 280-2857
(215) 405-2718 (fax)

ATLAS ENERGY, L.P. ANNOUNCES ATLAS RESOURCE

PARTNERS, L.P.’S ACQUISITION OF LONG LIVED, LOW DECLINE

NATURAL GAS PRODUCTION FOR $733 MILLION

•	Atlas Energy, L.P.’s (ATLS) E&P subsidiary, Atlas Resource Partners, L.P. (ARP), agrees to acquire 466 billion cubic feet (Bcf) of natural gas proved reserves from EP Energy for $733 million
•	Transaction is immediately accretive to ATLS and ARP
•	ATLS provides full year 2014 distribution guidance of $2.50 to $2.80 per unit, approximately a 115% increase compared to the current annualized distribution rate of $1.24 per unit
•	ATLS will directly acquire 45 Bcf of proved reserves from EP Energy for $67 million
•	Current production on ARP’s acquired assets of approximately 119 MMcfd, which nearly doubles existing net production for May 2013

Philadelphia, PA – June 10, 2013 – Atlas Energy, L.P. (NYSE: ATLS) (“Atlas Energy” or “ATLS”) announced today that its E&P subsidiary, Atlas Resource Partners, L.P. (NYSE: ARP) has entered into a definitive agreement to acquire approximately 466 Bcf of natural gas proved reserves in the Raton (New Mexico) and Black Warrior (Alabama) Basins from EP Energy E&P Company, L.P. (“EP Energy”), a wholly owned subsidiary of EP Energy LLC, for $733 million. In addition, ATLS will acquire approximately 45 Bcf of natural gas proved reserves in the Arkoma Basin (southeastern Oklahoma) from EP Energy for approximately $67 million. The transaction, which is expected to close in the third quarter 2013 and is subject to purchase price adjustments, will have an effective date of May 1, 2013.

As a result of the transaction, ATLS is now providing full year 2014 distribution guidance of $2.50 to $2.80 per unit, representing approximately a 115% increase compared to the most recent annualized distribution of $1.24 ($0.31 per unit paid for first quarter 2013). ARP is also providing full year 2014 distribution guidance of at least $2.60 per unit. The 2014 guidance represents approximately a 27% increase compared to the current annualized distribution of $2.04 ($0.51 per unit paid for first quarter 2013).

Edward E. Cohen, Chief Executive Officer of ATLS, stated, “This acquisition is expected to be transformative for ARP, significantly expanding the breadth and scope of its E&P operations, increasing cash flow, and substantially de-risking its business. ATLS should likewise profit substantially from the multiple benefits of this transaction.”

Upon closing, the new EP Energy assets are expected to immediately provide ARP with accretive cash flow from a substantial amount of mature, low-declining natural gas production in various regions, primarily in various producing areas including the Raton Basin and the Black Warrior Basin. The acquired properties represent approximately 466 Bcf of natural gas proved reserves, of which 93% are proved developed. The assets currently produce approximately 119 MMcfd of natural gas, which nearly doubles ARP’s existing net production for May 2013.

Details on Arkoma Assets Acquired by ATLS

•	45 Bcf of natural gas reserves; 100% natural gas, 100% proved developed, 97% operated
•	Over 550 wells generating approximately 13 MMcf/d of net production
•	Current production costs: lease operating costs of approximately $0.75/mcf; production and ad valorem taxes of approximately 7%; transportation and gathering of approximately $0.50/mcf
•	Current annualized EBITDA of approximately $10 million

ARP plans to fund a portion of its acquisition costs with up to $125 million of ARP Class C convertible preferred units to be acquired by ATLS. The preferred units will be issued at $23.10 per unit and are convertible on a 1:1 basis into ARP common units 12 quarters following the date of issuance, or sooner at ATLS’ discretion. By purchasing the preferred units, ATLS will receive warrants to purchase ARP common units at an exercise price equal to the face value of the Class C preferred units. The number of warrants to be issued will equal 15% of the number of preferred units issued.

ATLS has secured committed bank financing for the purchase of the Arkoma assets and the ARP preferred units from Deutsche Bank Securities and Wells Fargo. ATLS currently intends to finance the transactions with the issuance of a term loan.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 43% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 8% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 10,000 producing natural gas and oil wells, primarily in Appalachia and the Barnett Shale in Texas. ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ATLS cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, ATLS’ plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; ATLS’s and ARP’s ability to close the proposed acquisitions, on the terms described or at all; ATLS’s and ARP’s ability to obtain required consents in order to permit the transfer of the assets included in the proposed acquisitions; ATLS’s and ARP’s ability to obtain the required financing for the proposed acquisitions, on desirable terms or at all; ARP’s ability to obtain required regulatory approvals for the proposed acquisitions; ATLS’s and ARP’s ability to realize the anticipated benefits of the proposed acquisitions; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; ATLS’ level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ATLS’, ARP’s and APL’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and ATLS assumes no obligation to update such statements, except as may be required by applicable law.